NEWS RELEASE

Contact: John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investor_relations@andersonsinc.com

The Andersons, Inc. to Acquire Lansing Trade Group, LLC

•	Strengthens and broadens grain business, extends specialty food and feed product offerings and further diversifies portfolio

•	Provides identified cost synergies and revenue growth opportunities

•	Expect transaction to be accretive to EPS in the first year

MAUMEE, OHIO, October 15, 2018 - The Andersons, Inc. (Nasdaq: ANDE) announced today that it has entered into a merger agreement with Lansing Trade Group, LLC, its long-time affiliate, to acquire the 67.5% of Lansing equity that it does not already own for cash and stock currently valued at a total of approximately $305 million.

In addition to paying approximately $175 million in cash, the Company will issue unregistered shares to current Lansing equity holders presently valued at approximately $130 million, subject to certain closing adjustments and changes in the share price of Andersons stock, respectively. The transaction will also result in the consolidation of Thompsons Limited of Ontario, Canada and related entities as they have been jointly owned by Lansing and the Company.The Company will assume approximately $166 million of long-term debt, consisting of up to $130 million from Lansing and about $36 million from Thompsons. The implied purchase price is less than 9 times EBITDA for the twelve months ended August 31, 2018.
Based on the current market price of Andersons shares, the Company would issue approximately 4.4 million unregistered shares, including some shares to replace existing unvested incentive compensation and fund retention payments, which would represent approximately 13% of revised new total outstanding shares.
The Company expects the transaction to be accretive to EPS within the first full year after closing and to achieve annual run rate cost synergies of at least $10 million by year-end 2020. The transaction is expected to close before January 31, 2019, subject to Lansing shareholder approval and customary government and regulatory approvals.
Lansing will be integrated with The Andersons’ Grain Group, and the combined operation will be jointly led by Corey Jorgenson, President of The Andersons Grain Group, and Bill Krueger, President and CEO of Lansing Trade Group.
“This acquisition creates a grain business of highly complementary assets with greater scale that significantly expands our reach in the agricultural marketplace,” said Pat Bowe, President and CEO of The Andersons. “We firmly believe the union of these core agricultural businesses will allow us to compete more successfully, provide greater value across an expanded platform, and grow more profitably. The new, larger organization will provide significant career opportunities for our employees,” Bowe continued.

“Combining our talented teams is a very compelling opportunity to unlock potential by bringing together the best of each  business.  We will be able to provide Freedom pricing tools to the current Lansing producers while leveraging The Andersons’ facilities to merchandise more bushels to enhance our ability to supply our consumptive demand base.  In effect we will be developing a more robust North American supply chain,” commented Bill Krueger, President and CEO of Lansing Trade Group.
“The full integration of Lansing will accelerate execution of our strategic intention to grow income from originations and managing grain assets, expand trading and risk management services, and broaden our food ingredients and specialty grains and feed ingredients platform,” said Corey Jorgenson, President of The Andersons Grain Group.
The Andersons will host a webcast on October 16, 2018 at 9:00 a.m. Eastern Daylight Time to provide more information about the transaction. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 1485508). To access the webcast, click on the link: https://edge.media-server.com/m6/p/7vhuw6f8. A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are serving as financial advisors to The Andersons, Inc., with Kirkland & Ellis LLC acting as legal counsel. Citigroup Global Markets Inc. is serving as a financial advisor to Lansing Trade Group, LLC, with Husch Blackwell LLP acting as legal counsel.

About The Andersons, Inc.
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified company rooted in agriculture, conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. Through its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For additional information, please visit www.andersonsinc.com.

About Lansing Trade Group, LLC
Founded in Lansing, Michigan, in 1922, Lansing Trade Group is focused on the movement of physical commodities including grains, feed ingredients, energy products, and freight within North America and internationally. Presently based in Overland Park, Kansas, it employs approximately 550 associates in more than 20 facilities across the U.S. and Canada and a dozen other offices, including in London and Singapore. It owns approximately 55 million bushels of grain storage space and traded more than 1 billion bushels of grain in 2017.
This release contains forward-looking statements. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the Company's 2017 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company's website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.